Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael Smith	John Waelti
Senior Vice President and CFO	Financial Relations Board
773-804-6281	312-640-6760
msmith@cobra.com	jwaelti@frbir.com

COBRA ELECTRONICS ANNOUNCES COMPLETION OF

PERFORMANCE PRODUCTS LIMITED ACQUISITION

CHICAGO, IL. October 23, 2006 — Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications products, announced today that it has completed its acquisition of Performance Products Limited, a privately held consumer electronics company based in the United Kingdom.

“We are pleased to welcome the employees of Performance Products to the Cobra team,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “We also extend our welcome to the customers and vendors of Performance Products and to the many loyal users of their products throughout the U.K. and elsewhere in Europe. We are confident that the stakeholders of both Performance Products and Cobra will recognize and appreciate the impact that the combined resources of our companies will bring to the marketplace as we move forward together.”

In connection with the completion of the acquisition, Cobra entered into an amended and restated loan and security agreement with LaSalle Bank N.A. and National City Bank. The agreement provides for a term loan of $7.0 million, amortized over five years, and a revolving credit facility of up to $40.0 million. An additional term facility of up to $6.6 million will be available to Cobra in connection with the payment of the first earnout to the former shareholders of Performance Products. “We want to express our thanks to the lending teams at both LaSalle Bank and National City Bank for their responsiveness and diligence in working with Cobra to complete this transaction,” said Michael Smith, Cobra’s Senior Vice President and Chief Financial Officer. “The financing package has been structured to meet the current and long-term needs of Cobra and we appreciate the thought and efforts that have gone into the financing structure.”

About Cobra Electronics

Cobra Electronics Corporation (“Cobra”) is a leading global manufacturer of navigation and communication products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band radio industries, Cobra identified new growth opportunities and has expanded into the GPS, mobile navigation and marine markets over the past few years. Cobra’s acquisition of Performance Products Limited (“PPL”), a manufacturer of award-winning GPS locators for speed camera detection, personal navigation devices and vehicle entertainment and security systems, vastly expands the company’s reach in the U.K. and Europe. The acquisition also provides access to PPL’s downloadable database of speed camera locations and other intellectual property. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. For more information regarding Cobra Electronics, please go to the company’s website, www.cobra.com. For more information on PPL and its products, please go to www.snooperuk.com.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

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